EXHIBIT 10.1

Amendment
to
TERMINATION AND CHANGE OF CONTROL AGREEMENT DATED
AS OF MAY 18, 2004 BETWEEN AMETEK, INC. AND FRANK S. HERMANCE
(Amendment No. 1)

          WHEREAS, Ametek, Inc. (the “Company”) has previously entered into a Termination and Change of Control Agreement, dated as of May 18, 2004 (the “Agreement”), with Frank S. Hermance (the “Executive”); and

     WHEREAS, Section 11 of the Agreement provides that no amendment or modification of the Agreement shall be valid unless in writing and duly executed by the Company and the Executive;

     WHEREAS, the Company and the Executive desire to amend the Agreement in certain respects;

     NOW, THEREFORE, the Agreement is hereby amended as follows:

     FIRST: Section 10 of the Agreement is hereby amended and restated to read in its entirety as follows:

“10. Gross-Up Payment.

(a) Notwithstanding anything to the contrary in this Agreement, if it shall be determined (as hereafter provided) that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, one or more trusts established by the Company for the benefit of its employees, or any other person or entity, to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock award, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being “contingent on a change in ownership or control” of the Company or an affiliate, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Company shall make an additional payment (the “Gross-Up Payment”) to the Executive such that, after payment of all Excise Taxes and any other taxes payable in respect of such Gross-Up Payment, Executive shall retain the same amount as if no Excise Tax had been imposed.

(b) Subject to the provisions of Section 10(a) hereof, all determinations required to be made under this Section 10, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the change in control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Executive). The Accounting Firm shall be directed by the Company or the Executive to submit its preliminary determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the receipt of notice from the Executive or the Company (which notice shall include data sufficient to perform the determination and supporting calculations) that there has been a Payment which is or might be subject to an Excise Tax, or any other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall make the Gross-Up Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion from the Accounting Firm or from reputable legal counsel which is familiar with the Excise Tax provisions of the Code (which may but need not be regular or special counsel to the Company) that the Executive has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Executive was lower than the amount actually due (the “Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 10(d) below, and the Executive thereafter is required to make a payment or an additional payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred as promptly as possible and notify the Company and the Executive of such calculations, and of the amount any such Underpayment and the resulting additional Gross-Up Payment to the Executive within 15 calendar days after the Accounting Firm received notice of the Underpayment from the Company or the Executive. Any Gross-Up Payments due under this Section 10 shall be promptly paid by the Company, at its expense, to or for the benefit of the Executive (including any withholding payment made directly by the Company to the Internal Revenue Service or U.S. Treasury with respect to the Executive’s Excise Tax liability) within five (5) business days after receipt of the determination and calculations from the Accounting Firm. All fees and expenses of the Accounting Firm shall be paid by the Company in connection with the calculations required by this Section 10.

(c) The federal, state and local income or other tax returns filed by the Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.

(d) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) provide to the Company any information which is in the Executive’s possession reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall pay the amount of such payment to the Executive, and the Executive shall use such amount received to pay such claim, and the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment (including the applicable Gross-Up Payment); provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after the receipt by the Executive of an amount paid or advanced by the Company pursuant to this Section 10, the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall (subject to the Company’s complying with the requirements of Section 10(d)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto) (or, to the extent such payment would be deemed prohibited by applicable law, shall be treated as a prepayment by the Company of any amounts owed to the Executive). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such payment made to the Executive thereunder shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.”

          SECOND: A new Section 24 is hereby added to the Agreement to read in its entirety as follows:

“24. Survival of Agreement.

The terms of this Agreement and the obligations of the parties hereunder, including but not limited to the obligations of the Company under Section 10 hereof, shall survive the termination of the Executive’s employment with the Company for any reason (other than a termination for Cause).”

          THIRD: The provisions of this Amendment shall be effective as of April 27, 2005.

          FOURTH: Except to the extent set forth above, the Agreement shall remain in full force and effect, without change or modification.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the 27th day of April, 2005.

AMETEK, INC.
By:	/s/ John J. Molinelli
John J. Molinelli
Executive Vice President-Chief Financial Officer

EXECUTIVE:
/s/ Frank S. Hermance
Frank S. Hermance